Consent of Independent Registered Public Accounting Firm

Rave Restaurant Group, Inc.

The Colony, Texas

Montgomery Coscia Greilich, LLP consents to the incorporation by reference in this registration statement of our report dated September 23, 2016, with respect to the consolidated balance sheets of Rave Restaurant Group, Inc. as of June 26, 2016 and June 28, 2015, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended.

 /s/ Montgomery Coscia Greilich LLP

MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

August 7, 2017